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                    WANG LABORATORIES, INC. AND SUBSIDIARIES

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        EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in millions except ratios)

                                                    Reorganized Company                           Predecessor Company
                                      --------------------------------------------   ----------------------------------------------
                                           Year           Year        Nine months      Three months     For the year ended June 30,
                                      ended June 30,  ended June 30, ended June 30, ended September 30, ---------------------------
                                           1996           1995           1994             1993          1993       1992      1991
                                      ---------------  -----------    ------------   ---------------    ---------------------------
FIXED CHARGES
  Interest expense                         $ 5.1         $ 3.7           $ 3.5            $  1.2         $ 15.0  $  44.6   $  44.0
  Portion of ent expense
    representative of interest               9.4           5.9             5.6               2.7            9.7     19.1      33.5
                                          ------        ------           -----            ------         ------  -------   -------
                                            14.5           9.6             9.1               3.9           24.7     63.7      77.5

  Preferred dividend requirement            37.7          14.5             8.7                --             --       --        --
                                          ------        ------           -----            ------         ------  -------   -------
Combined fixed charges and
    preferred dividend                    $ 52.2         $24.1           $17.8            $  3.9         $ 24.7    $63.7   $  77.5
                                          ======        ======           =====            ======         ======  =======   =======

EARNINGS
  Income (loss) from continuing
    operations before income
    taxes, discontinued operations,
    fresh-start reporting adjustment
    and extraordinary item                $ 10.4(1)     $(57.7)(2)       $20.4            $(22.6)       $(197.2) $(346.5)  $(368.8)

  Fixed charges per above                   14.5           9.6             9.1               3.9           24.7     63.7      77.5
                                          ------        ------           -----            ------        -------  -------   -------
                                          $ 24.9        $(48.1)          $29.5            $(18.7)       $(172.5) $(282.8)  $(291.3)
                                          ======        ======           =====            ======        =======  =======   =======

Ratio of earnings to combined
  fixed charges and preferred dividends       --            --             1.7                --             --       --        --
                                          ======        ======           =====            ======        =======  =======   =======

Coverage deficiency                       $(27.3)       $(48.1)(2)          --            $(18.7)       $(172.5) $(282.8)  $(291.3)
                                          ======        ======           =====            ======        =======  =======   =======



(1)  Includes $27.2 million of acquisition-related charges

(2) Includes $64.2 million provision for integration-related costs and other charges. Restated to include Avail Systems Corporation which was acquired December 18, 1995 and accounted for using the pooling of interests method.

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